Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-245027, 333-248602, 333-251483, and 333-256209 on Form S-3 of our Auditors’ Report, dated July 18, 2022, on the financial statements of Tingo, Inc. as of December 31, 2021 and 2020, and for the year then ended in this Current Report on Form 8-K/A of Tingo Group, Inc. We also consent to the application of such report to the financial information in this Current Report on Form 8-K/A when such information is read in conjunction with the financial statements referred to in our report.

/s/ Gries & Associates, LLC

Gries & Associates, LLC

Denver, Colorado

PCAOB Firm #6778

May 9, 2023